For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	DG Public Relations
(561) 227-1386	(703) 864-5553

Chatham Lodging Announces Date of 2023 Annual Meeting of Shareholders

WEST PALM BEACH, Fla., February 24, 2023 — Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, today announced that its Board of Trustees has selected May 18, 2023 at 10:00 a.m. EDT as the date and time for the company’s 2023 annual meeting of shareholders. The meeting will be held at the company’s corporate offices located at 222 Lakeview Avenue, 1st Floor, Palms Meeting Room, West Palm Beach, Fla., 33401.

The record date for determining shareholders entitled to notice of, and to vote at, the annual meeting will be the close of business on March 20, 2023.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly traded real estate investment trust (REIT) focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns 39 hotels totaling 5,914 rooms/suites in 16 states and the District of Columbia. Additional information about Chatham may be found at chathamlodgingtrust.com.